EXHIBIT 99.1
CUMULUS MEDIA PARTNERS, LLC
Financial Statements
As of June 30, 2011 and December 31, 2010 and
For Each of the Three and Six Months
Ended June 30, 2011 and 2010

CUMULUS MEDIA PARTNERS, LLC
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CUMULUS MEDIA PARTNERS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$16,133	$21,953
Restricted cash	600	601
Accounts receivable, less allowance for doubtful accounts of $400 and $449 in 2011 and 2010, respectively	37,297	35,846
Prepaid expenses and other current assets	6,390	7,002
Deferred tax asset	—	807

Total current assets	60,420	66,209
Property and equipment, net	22,765	26,538
Intangible assets, net	242,919	243,144
Goodwill	79,700	79,700
Deferred financing costs, net (including accumulated amortization of $13,976 and $12,709 in 2011 and 2010, respectively)	3,935	5,202
Other assets	324	—
Long-term investment	4,000	4,000

Total assets	$414,063	$424,793

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$1,202	$130
Accrued interest	10,431	7,363
Accrued state income taxes	52	1,118
Derivative instrument	—	3,252
Current portion of long-term debt	93,228	109,786
Other current liabilities	12,233	12,355

Total current liabilities	117,146	134,004
Long-term debt	612,234	615,734
Other liabilities	7,536	8,476
Deferred income taxes	85,839	83,620

Total liabilities	822,755	841,834
Members’ deficit
Additional paid-in capital	310,850	310,850
Accumulated deficit	(787,019)	(795,368)

Total Cumulus Media Partners, LLC members’ deficit	(476,168)	(484,518)

Non-controlling interest	67,477	67,477

Total members’ deficit	(408,692)	(417,041)

Total liabilities and members’ deficit	$414,063	$424,793

See accompanying notes to the unaudited condensed consolidated financial statements.

CUMULUS MEDIA PARTNERS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenues	$48,864	$52,706	$88,007	$90,624
Operating expenses:
Station operating expenses (excluding depreciation and amortization and including local marketing agreement (“LMA”) fees)	26,285	27,091	50,042	49,828
Depreciation and amortization	1,782	2,138	3,899	4,272
Corporate general and administrative expenses	2,788	2,141	5,269	3,912
Loss on disposals of assets or stations	11	3	5	3

Total operating expenses	30,866	31,373	59,215	58,015

Operating income	17,998	21,333	28,792	32,609

Non-operating expense:
Interest expense, net	(5,945)	(6,867)	(12,165)	(14,617)

Income before income taxes	12,053	14,466	16,627	17,992
Income tax expense	(5,800)	(6,138)	(8,279)	(8,251)

Net income	$6,253	$8,328	$8,348	$9,741

See accompanying notes to the unaudited condensed consolidated financial statements.

CUMULUS MEDIA PARTNERS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income	$8,349	$9,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,899	4,272
Amortization of debt issuance costs	1,268	1,311
Provision for doubtful accounts	(8)	191
Loss on disposals of assets or stations	4	3
Fair value adjustment of derivative instruments	(3,252)	(1,637)
Deferred income taxes	3,026	8,086
Changes in assets and liabilities:
Restricted cash	—	57
Accounts receivable	(1,443)	(4,253)
Prepaid expenses and other current assets	612	(11)
Other assets	103	—
Accounts payable and accrued expenses	2,953	(6,372)
Other liabilities	(941)	(849)

Net cash provided by operating activities	14,570	10,539
Cash flows from investing activities:
Capital expenditures	(324)	(436)
Purchase of intangible assets	(8)	—

Net cash used in investing activities	(332)	(436)
Cash flows from financing activities:
Repayments of borrowings from bank credit facilities	(20,058)	(45,549)

Net cash used in financing activities	(20,058)	(45,549)
Decrease in cash and cash equivalents	(5,820)	(35,446)
Cash and cash equivalents at beginning of period	21,953	80,223

Cash and cash equivalents at end of period	$16,133	$44,777

Supplemental disclosures of cash flow information:
Interest paid	$11,081	$12,338
Income taxes paid	6,871	2,029
Trade revenue	1,809	2,252
Trade expense	1,824	2,214
See accompanying notes to the unaudited condensed consolidated financial statements.

CUMULUS MEDIA PARTNERS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. Interim Financial Data and Basis of Presentation:
Description of Business
Cumulus Media Partners, LLC and subsidiaries (“CMP” or the “Company”) is a radio broadcasting company organized in the state of Delaware, focused on operating and developing commercial radio stations in the top 50 radio markets in the United States. At June 30, 2011, the Company held its radio broadcasting assets through two indirect wholly-owned subsidiaries, CMP Susquehanna Corp. (“CMPSC”) and CMP KC, LLC (“KC LLC”), both of which it owns indirectly through its direct wholly-owned subsidiary CMP Susquehanna Holdings Corp. (“Holdings”). See Note 12.
Interim Financial Data
     The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of CMP and accompanying notes included in CMP’s audited financial statements for the year ended December 31, 2010. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of CMP’s management, all adjustments necessary for a fair statement of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three and six months ended June 30, 2011 are not necessarily indicative of the results of operations or cash flows that can be expected for any other interim period or for the fiscal year ending December 31, 2011.
     The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, and contingencies and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.
Recent Accounting Pronouncements
     ASU 2010-28. In December 2010, the Financial Accounting Standards Board (“FASB”) provided additional guidance for performing Step 1 of the test for goodwill impairment when an entity has reporting units with zero or negative carrying values. This Accounting Standards Update (“ASU”) updates Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The Company adopted this guidance effective on January 1, 2011. The update did not have a material impact on the Company’s consolidated financial statements.
     ASU 2010-29. In December 2010, the FASB issued clarification of the accounting guidance related to disclosure of pro forma information for business combinations that occur in the current reporting period. The guidance requires companies to present pro forma information in their comparative financial statements as if the acquisition date for any business combination taking place in the current reporting period had occurred at the beginning of the prior year reporting period. The Company adopted this guidance effective January 1, 2011. The guidance did not have a material impact on the Company’s financial statements.
     ASU 2011-04. In May 2011, the FASB issued an amendment to existing guidance relating to measuring fair value. The amendment clarifies the FASB’s intent about the application of existing fair value measurement requirements and expands the required disclosures for fair value measurements. Expanded disclosures are required for fair value measurements categorized within Level 3 of the fair value hierarchy. Additional disclosures are also required for nonfinancial assets that differ from the asset’s highest and best use when measured at fair value or when its fair value is measured on the basis of its highest and best use as well as the categorization by level of the fair value hierarchy for items that are not measured at fair value but for which the fair value is required to be disclosed. The amendments are effective for interim and annual periods beginning after December 15, 2011 and are not expected to have a material impact on the Company’s financial statements.
2. Acquisition of CMP by Cumulus Media Inc.
     On August 1, 2011, Cumulus Media Inc. (“Cumulus”) completed its previously announced acquisition of the 75.0% of the equity interests of CMP that it did not own. For additional information about this acquisition, see Note 12.
3. Derivative Financial Instruments
     CMPSC entered into an interest rate swap agreement on June 12, 2008 (the “2008 Swap”). The 2008 Swap became effective as of June 12, 2008 and expired on June 12, 2011. The 2008 Swap changed the variable-rate cash flow exposure on $200.0 million of CMPSC’s long-term bank borrowings to fixed-rate cash flows. Under the 2008 Swap, CMPSC received LIBOR-based variable interest rate payments and made fixed interest rate payments, thereby creating fixed-rate, long-term debt. The 2008 Swap was not accounted for as a cash flow hedge instrument. Accordingly, the changes in its fair value are reflected within interest expense in the statement of operations.
     The fair value of the 2008 Swap was determined using observable market based inputs (a Level 2 fair value measurement). The fair value represented an estimate of the net amount that CMP would receive if the 2008 Swap was transferred to another party or canceled as of the date of the valuation. During the three and six months ended June 30, 2011 and 2010, the Company charged $1.6 million and $3.3 million, and $1.7 million and $3.3 million, respectively, to interest income within interest expense, net in the statement of operations related to yield adjustment payments on the 2008 Swap.
     The location and fair value amounts of derivatives in the condensed consolidated balance sheets are shown in the following table:
Information on the Location and Amount of the Derivative Fair Value in the
Condensed Consolidated Balance Sheets (Dollars in thousands)

		Fair Value at
		June 30,	December 31,
	Balance Sheet Location	2011	2010
Derivative not designated as hedging instrument:
2008 Swap	Other current liabilities	$—	$3,252

	Total	$—	$3,252

     The location and effect of the derivative in the condensed consolidated statements of operations is shown in the following table:
Information on the Location and Amount of the Derivative Fair Value in the
Condensed Consolidated Statements of Operations (Dollars in thousands)

		Amount of Income Recognized on the Derivative
Derivative		for the Three Months Ended		for the Six Months Ended
Instrument	Statement of Operations Location	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

2008 Swap	Interest expense, net	$1,666	$1,387	$3,252	$1,637

	Total	$1,666	$1,387	$3,252	$1,637

4. Fair Value Measurements
     The three levels of the fair value hierarchy to be applied to financial instruments when determining fair value are described below:
     Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access;

     Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and
     Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
     A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s financial assets and liabilities are measured at fair value on a recurring basis.
     The carrying values of receivables, payables, and accrued expenses approximate fair value due to the short maturity of these instruments.
     The following table shows the gross amount and fair value of the term loan facilities and revolving credit facilities that constitute the senior secured credit facilities of each of CMPSC and KC LLC (see Note 5, “Long-Term Debt”):

	June 30, 2011		December 31, 2010
	CMPSC	KC LLC	CMPSC	KC LLC

Term loan:
Carrying value	$593,073	$69,228	$613,131	$69,228
Fair value	$585,682	$8,654	$576,077	$8,654
Revolving credit facility:
Carrying value	$—	$17,000	$—	$17,000
Fair value (1)	$—	$2,131	$—	$2,131

(1)	The KC LLC revolving credit facility was not actively traded during the three or six months ended June 30, 2011 or 2010.
     The fair values of the term loan facilities and revolving credit facilities are estimated using a discounted cash flow analysis, based on the marginal borrowing rates.
     To estimate the fair values of the term loan facilities, the Company used quoted trading prices and an industry standard cash valuation model, which utilizes a discounted cash flow approach. The significant inputs for the valuation model include the following:
•	discounted cash flow rate of 3.7%;

•	interest rate of 2.2%; and

•	credit spread of 2.7%.
     The use of different analyses, estimates, data points or methodologies could result in materially different values.
5. Long-Term Debt
     Each of CMPSC and KC LLC have entered into various separate senior secured credit facilities, pursuant to which each entity, and its respective subsidiaries, have certain rights and obligations. Neither CMPSC nor KC LLC, nor any of their respective subsidiaries, have any rights or obligations pursuant to the other’s senior secured credit facilities.
     CMP’s long-term debt consisted of the following at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011	December 31, 2010

Term loan facilities	$662,301	$682,359
Revolving credit facilities	17,000	17,000
9.875% senior subordinated notes	12,130	12,130
Variable rate senior subordinated secured second lien notes	14,031	14,031

Total debt	705,462	725,520
Less: Current portion of long-term debt	(93,228)	(109,786)

Long-term portion of debt	$612,234	$615,734

CMPSC
Credit Facilities and Senior Notes
     In May 2006, CMPSC entered into a $700.0 million term loan facility and a $100.0 million revolving credit facility, which together comprise the “CMPSC Credit Facilities,” and issued $250.0 million in 9.875% senior subordinated notes due 2014 (the “9.875% Notes”), as described below. At the closing of these transactions, CMPSC drew on only the $700.0 million term loan, plus $3.3 million in letters of credit to cover pre-existing workers’ compensation claims, reducing availability on the revolving credit facility to $96.7 million. CMPSC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility. As of June 30, 2011, CMPSC had approximately $95.4 million of availability under its revolving credit facility.
     Obligations under the credit agreement governing the CMPSC Credit Facilities (the “CMPSC Credit Agreement”) are collateralized on a first-priority lien basis by substantially all of CMPSC’s assets in which a security interest may lawfully be granted (including Federal Communications Commission (“FCC”) licenses held by its subsidiaries) including, without limitation, intellectual property and all of the capital stock of CMPSC’s direct and indirect subsidiaries. In addition, obligations under the CMPSC Credit Facilities are guaranteed by CMPSC’s subsidiaries.
     The term loan has a repayment schedule that has required quarterly principal payments of 0.25% of the original loan since September 30, 2006. Any unpaid balance on the revolving credit facility is due in May 2012 and the term loan is due in May 2013.
     The representations, covenants and events of default in the CMPSC Credit Agreement are customary for financing transactions of this nature. Events of default in the CMPSC Credit Agreement include, among others, (i) the failure to pay when due the obligations owing under the CMPSC Credit Facilities; (ii) the failure to comply with (and not timely remedy, if applicable) certain covenants; (iii) certain cross defaults and cross accelerations; (iv) the occurrence of bankruptcy or insolvency events; (v) certain judgments against CMPSC or any of its subsidiaries; (vi) the loss, revocation or suspension of, or any material impairment in the ability to use any of CMPSC’s material FCC licenses; (vii) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; (viii) the occurrence of a Change in Control (as defined in the CMPSC Credit Agreement); and (ix) violation of certain financial covenants. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all outstanding loans and exercise any of their rights under the CMPSC Credit Agreement and the ancillary loan documents as a secured party.
     As mentioned above, the CMPSC Credit Agreement contains certain customary financial covenants including:
•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a limit on annual capital expenditures.
     The maximum total leverage ratio in the CMPSC Credit Agreement becomes more restrictive over the remaining term of the CMPSC Credit Agreement.
     As of June 30, 2011, CMPSC was in compliance with all of its required covenants.
     In accordance with the terms of the CMPSC Credit Agreement an excess cash flow payment of $16.6 million was made in the first quarter of 2011.

2008 Swap
     On June 12, 2008, CMP entered into the 2008 Swap, which effectively fixed the interest rate, based on LIBOR, on $200.0 million of CMPSC’s floating rate borrowings for a three-year period. The 2008 Swap expired on June 12, 2011.
     The interest rate for the term loan is 2.0% above LIBOR (2.2% at June 30, 2011) or 1.0% above the alternate base rate. The revolving credit facility rate is variable based on the levels of leverage of CMPSC, and ranges from 1.8% to 2.3% above LIBOR and from 0.8% to 1.3% above the alternate base rate.
Amendment to CMPSC Credit Agreement
     On May 11, 2009, CMPSC entered into an amendment to the CMPSC Credit Agreement. This amendment maintained the preexisting term loan facility under the CMPSC Credit Facilities, but reduced availability under the revolving credit facility thereunder from $100.0 million to $95.4 million (after giving effect to a repayment and permanent reduction in available credit of approximately $4.6 million).
     The amendment also increased certain pre-existing restrictions, including with respect to acquisitions, which per the amendment are limited to an aggregate of $20.0 million unless such acquired entities are added as loan parties, and the ability to undertake certain corporate actions.
9.875% Notes
     In May 2006, CMPSC issued $250.0 million in 9.875% Notes. The 9.875% Notes have an interest rate of 9.875% per annum and mature in May 2014. CMP Susquehanna Radio Holdings Corp. (“Radio Holdings”) and certain of its subsidiaries are guarantors under the 9.875% Notes.
2014 Notes
     Interest on CMPSC’s variable rate senior subordinated secured second lien notes due 2014 (the “2014 Notes”) accrues at a floating rate equal to LIBOR plus 3.0% and is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2009. The 2014 Notes mature on May 15, 2014.
     The 2014 Notes are secured by second-priority liens on tangible and intangible assets of CMPSC and its subsidiaries to the extent they can be perfected by the filing of financing statements or other similar registrations and are permitted under agreements governing CMPSC’s other indebtedness, including the CMPSC Credit Agreement. Pledged assets do not include shares of capital stock of CMPSC or any of its subsidiaries or debt securities held by CMPSC or any of its subsidiaries.
     The 2014 Notes are (i) general obligations of CMPSC; (ii) secured on a second-priority basis by a security interest in substantially all of CMPSC’s existing and future assets to the extent pledged and assigned to the 2014 Notes trustee pursuant to the security agreement in favor of the holders of the 2014 Notes, subject and subordinate certain permitted priority liens; (iii) subordinated to all first-priority senior secured indebtedness of CMPSC (including the CMPSC Credit Facilities); (iv) effectively senior to all unsecured indebtedness of CMPSC; and (v) initially guaranteed on a second-priority senior secured subordinated basis by CMPSC’s direct parent, Radio Holdings and each subsidiary of CMPSC that guarantees the senior secured credit facilities. Each guarantee of the 2014 Notes is a second-priority senior subordinated secured obligation of the guarantor and is subordinated in right of payment to all existing and future first-priority senior indebtedness of such guarantor, including each guarantor’s guarantee of CMPSC’s obligations under the CMPSC Credit Facilities and structurally subordinated to all existing and future indebtedness of non-guarantor subsidiaries of CMPSC.
     The indenture governing the 2014 Notes (the “2014 Notes Indenture”) contains covenants that limit CMPSC’s ability and the ability of its restricted subsidiaries to, among other things, (i) incur additional indebtedness or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of CMPSC’s capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of CMPSC’s assets; and (vii) designate CMPSC’s subsidiaries as unrestricted subsidiaries. The 2014 Notes Indenture also contains a covenant providing that, to the extent required to permit holders of 2014 Notes (other than affiliates of CMPSC) to sell their 2014 Notes without registration under the Securities Act of 1933 (the “Securities Act”), CMPSC or Radio Holdings will make publicly available the information concerning CMPSC or Radio Holdings as specified in Rule 144(c)(2) under the Securities Act.

     CMPSC may redeem some or all of the 2014 Notes at any time after the issue date at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest through the redemption date.
     Upon the occurrence of a “Change of Control” (as defined in 2014 Notes Indenture), each holder of 2014 Notes will have the right to require CMPSC to repurchase all of such holder’s 2014 Notes at a repurchase price equal to 101% of the aggregate principal amount, plus any accrued and unpaid interest through the repurchase date.
     The 2014 Notes Indenture contains events of default that are customary for agreements of this type, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay certain other indebtedness and the occurrence of certain events of bankruptcy and insolvency and certain judgment defaults.
KC LLC
     In May 2006, KC LLC entered into a $72.4 million term loan facility and a $26.0 million revolving credit facility under the KC LLC’s credit facility (the “CMP KC LLC Credit Facility”). At the closing of the transactions, by which the Company was formed, KC LLC drew on the $72.4 million term loan, plus $5.0 million in letters of credit, reducing availability on the revolving credit facility to $21.0 million. KC LLC is charged a commitment fee of 0.5% on the unused portion of the revolving credit facility.
     The term loan had a repayment schedule that requires principal payments payable at the end of each quarter equal to 0.25% of the original loan. The unpaid balance on the revolving credit facility became due in May 2010 and the term loan became due in May 2011.
     Obligations under the CMP KC LLC Credit Facility are collateralized by substantially all of KC LLC’s assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property and all of the capital stock of KC LLC’s direct and indirect subsidiaries.
     The representations, covenants and events of default in the credit agreement governing the CMP KC LLC Credit Facility (the “KC LLC Credit Agreement”) are customary for financing transactions of this nature.
     On January 21, 2010, KC LLC received a notice of default pertaining to the KC LLC Credit Agreement from the administrative agent thereunder (the “Agent”). The notice of default referenced the failure of KC LLC to make the scheduled principal and interest payments that were due and payable under the KC LLC Credit Agreement on December 31, 2009. Under the notice of default and pursuant to the KC LLC Credit Agreement, the Agent accelerated all obligations under the KC LLC Credit Agreement, declaring the unpaid principal amount of all outstanding loans, accrued and unpaid interest, and all amounts due under the KC LLC Credit Agreement to be immediately due and payable.
     Accordingly, the Company classified all amounts due under the KC LLC Credit Agreement as current (approximately $86.2 million).
     Furthermore, under the terms of the KC LLC Credit Agreement, interest on the outstanding loans thereunder, all accrued interest and any other amounts due began to accrue interest on December 31, 2009 at a default rate. Such default rate provides for interest at 2.0% per year in excess of the rate of interest generally provided for in the KC LLC Credit Agreement. Under the terms of the KC LLC Credit Agreement, the Agent may, and at the request of a majority of the lenders thereunder shall, exercise all rights and remedies available to the Agent and the lenders under law. These remedies include but are not limited to seeking a judgment from KC LLC for the monies owed and enforcing the liens granted to the lenders commencing foreclosure proceedings relative to the assets of KC LLC. The Company has held preliminary discussions with the Agent and certain of the lenders, who to date have not commenced any remedial actions.
     Neither the default under the KC LLC Credit Agreement, the acceleration of all sums due thereunder, nor the exercise of any of the remedies in respect thereof by the Agent or the lenders, constitute a default under the CMPSC Credit Agreement, nor provide the lenders thereunder any contractual right or remedy. Further, neither CMPSC nor any of its subsidiaries has provided any guarantee with respect to the CMP KC LLC Credit Facility.
     On February 4, 2011, the Company entered into a restructuring support agreement (the “KC Restructuring Agreement”) along with Radio Holdco and KC LLC regarding the restructuring of KC LLC’s debt with the lenders under the CMP KC LLC Credit Facility (the “KC Restructuring”). The KC Restructuring is expected to be implemented through a pre-packaged plan of reorganization filed with the United States Bankruptcy Court for the District of Delaware (the “Pre-packaged Bankruptcy Proceeding”). The Company expects the Pre-packaged Bankruptcy Proceeding will occur, and the KC Restructuring will be completed, during the second half of 2011. If the KC Restructuring is completed in accordance with the terms and conditions of the KC Restructuring Agreement: (1) Radio Holdco will distribute all of the outstanding common stock of Radio Holdco to the Company; (2) KC LLC’s outstanding debt and interest of $96.4 million at June 30, 2011 will be reduced to $20.0 million; (3) all of the equity of Radio Holdco will be transferred to the lenders under the CMP KC LLC Credit Facility or their nominee; and (4) Cumulus will continue to manage the radio stations of KC LLC in 2011, subject to annual renewal of the management arrangement thereafter. As a result, the Company will no longer have an ownership interest in KC LLC. The KC Restructuring is expected to have certain tax implications for Radio Holdco in 2011 related to the cancelation of indebtedness but as a result of the loss attributes of Radio Holdco, the Company does not expect to pay a significant amount of income tax related to this transaction.
6. Intangible Assets and Goodwill
     The following tables present the changes in intangible assets and goodwill during the periods ended December 31, 2010 and June 30, 2011 and balances as of such dates (dollars in thousands):

	Indefinite Lived	Definite Lived	Total
Intangible Assets:
Balance as of December 31, 2009	$243,023	$3,937	$246,960

Amortization	—	(520)	(520)
Impairment	(3,296)	—	(3,296)

Balance as of December 31, 2010	$239,727	$3,417	$243,144

Acquisition	—	8	8
Amortization	—	(233)	(233)

Balance as of June 30, 2011	$239,727	$3,192	$242,919

Goodwill
Goodwill:
Balance as of December 2009	$79,700

Impairment	—

Balance as of December 2010	$79,700

Impairment	—

Balance as of June 30, 2011	$79,700

     Favorable leases and pre-sold advertising contracts are amortized using the straight-line method over their respective terms. Amortization expense related to intangible assets was $0.1 million and $0.2 million for the three and six months ended June 30, 2011 and 2010, respectively.
7. Members’ Deficit
     On October 31, 2005, the Company entered into a capital contribution agreement with Cumulus, affiliates of Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners (“THL” and together with Bain and Blackstone, the “CMP Sellers”). Bain, Blackstone and THL each contributed $75.0 million in cash in exchange for 75.0 Class A voting units of the Company. Cumulus contributed $75.0 million of assets (the “KC LLC Contribution”) in exchange for 75.0 Class B voting units of the Company. Cumulus also received 25.0 units each of Class C1, C2, and C3 non-voting units of the Company. The KC LLC Contribution consisted of four radio stations in Kansas City, Missouri and Houston, Texas. The CMP Sellers and Cumulus each contributed an additional $6.3 million in cash for 6.25 Class AA non-voting units. In connection with this transaction, the Company paid $14.2 million to the CMP Sellers and Cumulus for their equity raising efforts; these payments were netted against the contributed capital of the CMP Sellers and Cumulus. The CMP Sellers and Cumulus, as the four members of the Company, each received a 25.0% interest in the Company. To the extent distributions are made, the distributions are based on each member’s allocable portion of the Distributable Assets, as defined by the capital contribution agreement.
     For the three and six months ended June 30, 2011 and 2010, CMP did not make distributions to any of its members.

     On March 26, 2009, in connection with CMPSC’s 2009 exchange offer relating to $175.5 million aggregate principal amount of its 9.875% Notes (the “2009 Exchange Offer”), Radio Holdings issued 3,273,633 shares of preferred stock and warrants exercisable for 3,740,893 shares of Radio Holdings’ common stock. With respect to the payment of dividends and the amounts to be paid upon liquidation, the preferred stock ranks:
•	senior to the common stock of Radio Holdings and all other equity securities designated as ranking junior to the preferred stock;

•	on a parity with all equity securities designated as ranking on a parity with the preferred stock; and

•	junior to all equity securities designated as ranking senior to the preferred stock.
     On January 1, 2009, CMP adopted additional authoritative guidance relating to consolidations in accordance with ASC 810, Consolidations. The additional guidance required that non-controlling interests be reported as a separate component of equity on the Company’s consolidated statements of financial position. In conjunction with the 2009 Exchange Offer, Radio Holdings issued approximately $67.5 million in non-controlling equity interest related to the preferred stock and warrants.
     Dividends on the preferred stock are payable semiannually in arrears, only when, as, and if declared by the board of directors of Radio Holdings from funds legally available, payable in additional shares of the preferred stock, at an annual rate equal to 9.875% on, (i) the stated value per share of preferred stock and (ii) the amount of accrued and unpaid dividends (including dividends thereon, at an annual rate of 9.875% to the date of payment). Dividends are calculated and compounded semiannually and will be cumulative from the date of first issuance. Any dividends are calculated, based on a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. CMP has not declared any dividends on the preferred stock.
     Subsequent to June 30, 2011, Cumulus completed the acquisition of the 75.0% of the Company that it did not own. See Note 12.
8. Commitments and Contingencies
     CMPSC is a limited partner in San Francisco Baseball Associates L.P. CMPSC owns rights to broadcast San Francisco Giants Major League Baseball games for the 2009 through 2012 baseball seasons. CMP is required to pay rights fees of $5.6 million each year. The carrying value of CMP’s investment in San Francisco Baseball Associates L.P. is $4.0 million as of June 30, 2011 and 2010. CMP accounts for this investment under the cost method and elected not to calculate the fair value of the investment as CMP’s management determined it would not be practicable due to excessive costs.
     CMPSC owns rights to broadcast Kansas City Chiefs National Football League professional football games during the 2010 through 2013 football seasons. The contract requires minimum rights payments of $2.9 million, $2.8 million and $2.9 million for the 2011, 2012 and 2013 football seasons, respectively. CMP expensed rights payments of $2.3 million for the 2010 football season in the second half of 2010.
     The radio broadcast industry’s principal ratings service is Arbitron, which publishes surveys for domestic radio markets. CMPSC and KC LLC have five-year agreements with Arbitron under which they receive programming ratings materials in a majority of their respective markets. The remaining aggregate obligation of CMPSC and KC LLC under their agreements with Arbitron was $6.8 million as of June 30, 2011 and will be paid in accordance with the agreements through June 2013.
     On January 21, 2010, a former employee of CMPSC filed a purported class action lawsuit, pending in the United States District Court, Northern District of California, San Francisco Division (the “Court”), against CMPSC claiming (i) unlawful failure to pay required overtime wages; (ii) late pay and waiting time penalties; (iii) failure to provide accurate itemized wage statements; (iv) failure to indemnify for necessary expenses and losses; and (v) unfair trade practices under California’s Unfair Competition Act. On September 2, 2011, CMPSC and this former employee entered into a Joint Stipulation re: Settlement and Release of Class Action Claims (the “Settlement”) with respect to such lawsuit. The Settlement, which remains subject to the approval of the Court, provides for the payment by CMPSC of a maximum of $0.9 million in full and final settlement of all of the claims made in the lawsuit.
     In March 2011, the Company was named as a defendant in a patent infringement suit brought against it as well as other radio companies, including Cumulus, Beasley Broadcast Group, Inc., CBS Radio, Inc., Entercom Communications, Greater Media, Inc. and Townsquare Media, LLC. The case, Mission Abstract Data L.L.C., d/b/a Digimedia v. Beasley Broadcast Group, Inc., et al., Civil Action Case No: 1:99-mc-09999, U.S. District Court for the District of Delaware (filed March 1, 2011), alleges that the defendants are infringing or have infringed plaintiff’s patents entitled “Selection and Retrieval of Music from a Digital Database.” Plaintiff is seeking injunctive relief and unspecified damages. The Company intends to vigorously defend this lawsuit and has not yet determined what effect the lawsuit will have, if any, on its financial position, results of operations or cash flows.
     For all periods presented, CMPSC and KC LLC engaged Katz Media Group, Inc. (“Katz”) as their national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by CMPSC or KC LLC during the term of the contract, would obligate CMPSC or KC LLC to pay a termination fee to Katz, based on a formula set forth in the contract.
     CMP is currently, and expects that from time to time in the future, it will be party to, or a defendant in, various claims or lawsuits that are generally incidental to its business. CMP expects that it will vigorously contest any such claims or lawsuits and believes that the ultimate resolution of any known claim or lawsuit will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

9. Income Taxes
     The Company’s effective income tax rate for the six months ended June 30, 2011 was 49.8% compared to 45.9% for the six months ended June 30, 2010. The Company’s effective tax rate increased in both periods as the result of KC LLC losses for which the Company is not able to record a tax benefit. Due to a history of losses and future inability to utilize such losses, the Company established a valuation allowance. The Company’s effective tax rate is comprised of two consolidated groups, KC LLC and Radio Holdings, which file separately for federal income tax purposes. As a result, losses from one consolidated group cannot be utilized to offset taxable income from the other. Prior to March 26, 2009, KC LLC and Radio Holdings filed one consolidated U.S. federal income tax return. However as the result of a deconsolidating event that occurred on March 26, 2009, the two consolidated groups must file separately for federal income tax purposes.
10. Restricted Cash
     CMPSC is required to secure the maximum exposure generated by automated clearing house transactions in its operating bank accounts as dictated by CMPSC’s bank’s internal policies with cash. As of June 30, 2011 and December 31, 2010, CMP’s balance sheet included approximately $0.6 million in restricted cash related to the automated clearing house transactions, which funds are held in a segregated account.
11. Related Party
     At June 30, 2011, Holdings was party to a management agreement with Cumulus. Pursuant to the terms of the management agreement, Cumulus’ personnel managed the operations of CMP’s subsidiaries. In exchange, Holdings agreed to pay Cumulus an annual management fee of approximately 4.0% of the consolidated EBITDA of CMP’s subsidiaries or $4.0 million, whichever is greater, to be paid in quarterly installments. For each of the three and six month ended June 30, 2011 and 2010, Holdings paid approximately $1.0 million and $2.0 million, respectively, in management fees to Cumulus.
     On August 1, 2011, Cumulus completed the previously announced acquisition of the remaining 75.0% of the equity interests of CMP that it did not own and the management agreement was terminated. See Note 12.
12. Subsequent Event
     On August 1, 2011, Cumulus completed the previously announced acquisition of the remaining 75.0% of the equity interests of CMP that it did not already own. In connection with this acquisition, Cumulus issued 9,945,714 shares of its common stock to affiliates of the three private equity firms that had collectively owned 75.0% of CMP — Bain, Blackstone and THL. Blackstone received 3.3 million shares of Cumulus’ Class A common stock and, in accordance with FCC broadcast ownership rules, Bain and THL each received 3.3 million shares of newly authorized Class D non-voting common stock of Cumulus. Also in connection with the acquisition, outstanding warrants to purchase common stock of Radio Holdings were amended to instead become exercisable for up to 8,267,968 shares of common stock of Cumulus.